SSgA FUNDS

AMENDMENT NO. 2 TO

THE SECOND AMENDED AND RESTATED MASTER TRUST AGREEMENT

THIS AMENDMENT NO. 2 to the Second Amended and Restated Master Trust Agreement, dated May 15, 2012 (also referred to as the Agreement and Declaration of Trust), is made as of the 14th day of April, 2014:

WITNESSETH:

WHEREAS, at a duly constituted meeting of the Board of Trustees held on February 14, 2014, the following resolutions were adopted:

WHEREAS, the Trustees desire to add an additional classes of shares (the “Class A”, “Class C”, “Class I” and “Class K” the “New Classes”) to the SSgA Dynamic Small Cap Fund, SSgA Enhanced Small Cap Fund, SSgA IAM Shares Fund, SSgA Clarion Real Estate Fund, SSgA Emerging Markets Fund, SSgA International Stock Selection Fund and SSgA High Yield Bond Fund (the “Funds”) of the SSgA Funds (the “Trust”), and

WHEREAS, Section 1 of Article IV of the Agreement provides that the Trustees may amend the Agreement to, among other things, change the designation of any classes of Shares; and

WHEREAS, Section 1 of Article IV of the Agreement provides that the establishment and designation of any class and Sub-Trust of Shares in addition to the Sub-Trust established and designated in Section 2 of Article IV shall be effective upon the execution by a majority of the then Trustees of an amendment to the Agreement setting forth such establishment and designation and the relative rights and preferences of such class and such eligibility requirements for investment therein as the Trustees may determine, or as otherwise provided in such amendment;

WHEREAS, the principal office of the Trust is Boston, MA;

NOW, THEREFORE BE IT,

RESOLVED, that Schedule B under Section 4.2 of the Agreement and Declaration of Trust is hereby amended in its entirety as set forth on “Schedule B dated as of April 14, 2014” attached hereto; and further

RESOLVED, that paragraph 1 under Section 1.1 of the Agreement and Declaration of Trust is hereby amended to reflect that the principal office of the Trust is One Lincoln Street, Boston, Massachusetts 02111.

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the day and year first above written.

SSgA FUNDS

/s/ David JamesDavid James
Secretary

Schedule B

(Dated: April 14, 2014)

The Sub-Trusts and Classes thereof that are in existences as of the date set forth above are as follows:

Fund (Sub-Trust)	Institutional Class Shares	Select Class Shares	Class A Shares	Class C Shares	Class I Shares	Class K Shares
SSgA Money Market Fund	X
SSgA US Government Money Market Fund	X
SSgA S&P 500 Index Fund	X
SSgA Dynamic Small Cap Fund (formerly the SSgA Small Cap Fund)	X		X	X	X	X
SSgA International Stock Selection Fund	X		X	X	X	X
SSgA US Treasury Money Market Fund	X
SSgA Prime Money Market Fund	X
SSgA Emerging Markets Fund	X	X	X	X	X	X
SSgA Clarion Real Estate Fund (Formerly, SSgA Tuckerman Active REIT Fund)	X		X	X	X	X
SSgA High Yield Bond Fund	X		X	X	X	X
SSgA IAM Shares Fund	X		X	X	X	X
SSgA Enhanced Small Cap Fund	X		X	X	X	X